UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 4, 2013

(Date of earliest event reported)

Wonder International Education & Investment Group Corporation

(Exact name of registrant as specified in its charter)

Arizona	333-163635	26-2773442
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

8040 E. Morgan Trail, #18, Scottsdale, AZ 85258

  (Address of Principal Executive Offices)

480-966-2020

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 4, 2013, Mr. Norman Klein joined the Board of Directors of Wonder International Education & Investment Group Corporation.

Mr. Norman Klein.

Mr. Klein (age 63) has over twenty years of experience working in manufacturing and process control with major companies. Mr. Klein also brings his expertise in engineering, operational leadership, and business management to the company. Since 2001, Mr. Klein has acted as the CFO and COO of ATC Technology Group, which later became known as EastBridge Investment Group Corporation. Mr. Klein currently is a director of Cellular Biomedicine Group, Inc. (OTC-QB, symbol: CBMG), an entity which acquired EastBridge Investment Group Corporation. In considering Mr. Klein's continued eligibility to serve on the Board, the Board considered his extensive experience as an executive at large corporations, skills in financial management, operations and human resources.

There was no arrangement or understanding between the newly appointed director and any other person(s) (naming such person) pursuant to which such director was elected in such capacity. Except as stated herein, there have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new director had or will have a direct or indirect material interest. There are no family relationships between the new director and any other director or executive officer of the Company. There is no material plan, contract or arrangement (whether or not written) to which the new director is a party or in which each party participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wonder International Education & Investment Group Corporation

By:	: /s/ Xie Chungui
Name: Xie Chungui
Title: Chairman
Date: September 10, 2013